HOST MARRIOTT PURCHASES CONTROLLING INTEREST IN CHESAPEAKE HOTEL PARTNERSHIP - SIX FULL SERVICE HOTELS LOCATED THROUGHOUT UNITED STATES FOR TOTAL CONSIDERATION OF $276 MILLION

BETHESDA, MD, September 12, 1997--Host Marriott Corporation (NYSE:HMT) announced today that it has successfully completed its purchase of the partnership units in the Chesapeake Hotel Limited Partnership. The Partnership owns six hotels, the Key Bridge Marriott, the Chicago O'Hare Marriott, the Boston Newton Marriott, the Denver Southeast Marriott, the Bloomington Minnesota Marriott and the Saddlebrook New Jersey Marriott. The purchase will result in the company's acquisition of 434 units or 98.6% of the limited partnership units for an aggregate payment of $31.5 million. Combined with its General Partner and existing limited partnership positions, the company now owns through affiliates 99.9% of this Partnership.

The six hotels represent a total of 3,054 rooms and the 1997 EBITDA is expected to total approximately $36.4 million, including $12.4 million of interest income related to advances which would have been consolidated on the company's income statement absent the purchase. The Partnership currently has mortgage and other debt which total approximately $4.2 million, plus debt advanced by Company affiliates which totals approximately $240.3 million.

Terence C. Golden, president and chief executive officer, stated, "This purchase represents our third partnership transaction in 1997, and our sixth in the last 18 months. These transactions have been designed to respond to our limited partners' requests for liquidity, as well as provide Host Marriott with the opportunity to pursue strategic acquisitions. Completion of this transaction increases our total acquisitions for 1997 to approximately $1.3 billion."

The Key Bridge Marriott is a full-service hotel with 588 deluxe guest rooms and 20 suites. The hotel is located on the banks of the Potomac River, overlooking Washington, D.C. and Georgetown.

The Chicago O'Hare Marriott is a full-service hotel with 681 guest rooms. The hotel is centrally located to all of Chicago and is only 5 minutes from O'Hare International Airport.

The Boston Newton Marriott is a full-service hotel with 430 guest rooms. The hotel is located on 17 acres of park land, 15 minutes from Boston, and overlooks the Charles River.

The Denver Southeast Marriott is a full-service hotel with 595 guest rooms. On 11 acres overlooking the Rockies, the hotel is 15 minutes from downtown Denver.

The Bloomington Minnesota Marriott is a full-service hotel with 479 guest rooms. Located 5 minutes from Minneapolis International Airport, the hotel overlooks the Mall of America and is 15 minutes from the heart of Minneapolis.

The Saddlebrook New Jersey Marriott is a full-service hotel with 281 guest rooms. The hotel is located at the intersection of the Garden State Parkway and I-80 and is close to all the major New York Airports.

This purchase of the limited partnership units also completes the settlement of litigation initiated against the Company by the Partnership's limited partners. Terms of the settlement were approved by the appropriate courts.

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 94 upscale and luxury full-service hotel properties operated primarily under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 244 lodging properties, 24 of which are full-service hotels.

Certain matters discussed within this news release are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward -looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company's filings with the Securities and Exchange Commission.